UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 20, 2015

LOTON, CORP

(Exact Name of Registrant as Specified in Charter)

Nevada	333-167219	98-0657263
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

269 South Beverly Drive Beverly Hills, California	90212
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 601-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On August 20, 2015, Loton, Corp (the “Company”) entered into a non-binding letter of intent to sell its 50% ownership interest in KOKO, London’s iconic live music venue, for $5.5 million, including satisfaction of outstanding promissory note repayments for the Company and JJAT Corp., a Delaware corporation wholly-owned by Robert Ellin, the Company’s Executive Chairman and President (the “Letter of Intent”).

As part of the proposed transaction, the Company’s wholly-owned subsidiary, LiveXLive, a new live music streaming platform, would enter into a three (3) year agreement for certain exclusive digital broadcast rights of KOKO events and KOKO would use best endeavors to procure that third parties hiring KOKO as a venue grant such digital broadcast rights as may be agreed among the parties (subject always to any applicable third party permissions or consents).

Any sale would be subject to due diligence and definitive agreements and other approvals customary for a transaction of this nature. If the proposed transaction has not been consummated by October 20, 2015, the Letter of Intent shall terminate.

On September 11, 2015, the Company issued a press release reporting the entry into such non-binding letter of intent.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Title

10.1	Press Release dated September 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LOTON, CORP

Dated: September 14, 2015	By:	/s/ Robert S. Ellin
Robert S. Ellin
Executive Chairman and President

EXHIBIT INDEX

Exhibit No.	Description
10.1	Press Release dated September 11, 2015